Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 of QEP Resources, Inc. (No. 333-165805 and No. 333-179709), and to the incorporation by reference in the Registration Statements on Form S-8 of QEP Resources, Inc. (Nos. 333-167726 and 333-167727), of our report dated February 24, 2015, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 24, 2015